CODE OF BUSINESS CONDUCT AND ETHICS
STEVIA FIRST CORP.

I. Statement of Policy

STEVIA FIRST CORP. (the “Company”) is committed to the highest standards of legal and ethical business conduct.  This Code of Business Conduct and Ethics (this  “Code”) summarizes the legal, ethical and regulatory standards that the Company must follow and is a reminder to the directors, officers and employees of the seriousness of that commitment.  Compliance with this Code and high standards of business conduct is mandatory for every director, officer and employee of the Company.  The Code should also be provided to and followed by all of the Company’s agents and representatives, including its consultants, to the same extent required of directors, officers and employees of the Company.

To help the directors, officers and employees of the Company understand what is expected of them and to carry out their responsibilities, we have created this Code of Business Conduct and Ethics.  While this Code covers a wide range of business practices and procedures, it is not intended to be a comprehensive guide to all of our policies or to all of your responsibilities under the applicable laws or regulations.  Rather, this Code sets out basic principles to help you resolve the ethical and legal issues that you may encounter in conducting our business. As such, this Code functions as a guideline, or a minimum requirement, that must always be followed.  If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code.  If you have any questions about these conflicts or any questions relating to the policies or application of this Code, you should ask your supervisors or the the Company’s legal counsel how to handle the situation.

We expect each of the directors, officers and employees of the Company to read and become familiar with the ethical standards described in this Code.  Violations of the law, our corporate policies or this Code may lead to disciplinary action, including termination of employment or service with the Company.

II. We Insist on Honest and Ethical Conduct

We have built our business through the assistance of quality employees and representatives who adhere to the very highest standards of honesty, ethics and fairness in our dealings with all of our business contacts.  We place the highest value on the integrity of the directors, our officers and our employees of the Company, and demand this level of integrity in all our dealings.  We insist on not only ethical dealings with others, but on the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

Competition and Fair Dealing

All directors, officers and employees of the Company are required to deal honestly and fairly with our customers, suppliers, competitors, other employees and other third parties.  We seek to outperform our competition fairly and honestly. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited.  No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair practice.

The antitrust laws and regulations are meant to ensure that the marketplace remains competitive. Compliance with the antitrust laws and all other laws covering competition, including the Robinson-Patman Act and related federal statutes prohibiting price discrimination, is of the utmost importance to the Company, and each of us has a responsibility to comply with them. The antitrust laws can be complex, and you are encouraged to seek the advice of the Company’s legal counsel if you have questions.

Conflicts of Interest; Corporate Opportunities

The directors, officers and employees of the Company should not be involved in any activity that creates or gives the appearance of a conflict of interest between their personal interests and the interests of the Company.  A conflict of interest occurs when an individual’s private interest interferes in any way or may appear to interfere with the interests of the Company as a whole.  A conflict situation can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively.  Conflicts of interests may also arise when a director, officer or employee, or a member of his or her family, receives an improper personal benefit as a result of his or her position with the Company.  Loans to, or guarantees of obligations of, employees and their family members may create conflicts of interest.

It may be a conflict of interest for a director, officer or employee to work simultaneously for a competitor, customer or supplier. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf.  In particular, except as provided below, no director, officer or employee shall:

i.be a consultant to, or a director, officer or employee of, or otherwise operate an outside business that:

•markets products or services in competition with our current or potential products and services;

•supplies products or services to the Company; or

•purchases products or services from the Company;

ii.accept any personal loan or guarantee of obligations from the Company, except to the extent such arrangements have been approved by outside legal counsel and are legally permissible; or

iii.conduct business on behalf of the Company with immediate family members, which include your spouse, children, parents, siblings and persons sharing your same home whether or not legal relatives.

Directors, officers and employees must notify the Chairman of the Audit Committee of the Company of the existence of any actual or potential conflict of interest.  With respect to officers or directors, the Board may make a determination that a particular transaction or relationship will not result in a conflict of interest covered by this Code.  With respect to all other employees or agent, outside legal counsel, acting independently, or the Board may make such a determination.  Any waivers of this Code as to an officer or director may only be approved by the Board of Directors of the Company.  If you are not sure whether a potential matter constitutes a conflict of interest, please contact the Chairman of our Audit Committee, who will assist you in the determination.

Confidentiality

Our directors, officers and employees are entrusted with our confidential information and with the confidential information of our suppliers, customers or other business partners.  This information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed, and may include (i) technical or scientific information about current and future products, services or research, (ii) business or marketing plans or projections, (iii) earnings and other internal financial data, (iv) personnel information, (v) supply and customer lists and (vi) other non-public information that, if disclosed, might be of use to our competitors, or harmful to our suppliers, customers or other business partners.  This information is our property, or the property of our suppliers, customers or business partners, and in many cases was developed at great expense.

Our directors, officers and employees must maintain the confidentiality of confidential information entrusted to them by the Company, their suppliers, customers or other business partners, except when disclosure is authorized by outside legal counsel or is otherwise required by applicable laws or regulations.  This obligation to preserve confidential information continues even after your employment ends.  In connection with this obligation, some employees may have executed a confidentiality agreement when he or she began his or her employment with the Company.  Please see your confidentiality agreement, if any, and theg Company’s employee handbook for further information regarding your responsibilities in this area.

III. Record-Keeping

Honest and accurate recording and reporting of information is required of directors, officers and employees of the Company in order to make responsible business decisions.  All of the books, records, accounts and financial statements of the Company must be maintained in reasonable detail, must appropriately reflect the Company’s transactions, and must conform both to applicable legal requirements and to the Company’s system of internal controls.

Many employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor.

Protection and Proper Use of Company Assets

All directors, officers and employees should endeavor to protect the assets of the Company and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability.  Any suspected incident of fraud or theft should be immediately reported for investigation.  Equipment should not be used for non-Company business, though incidental personal use may be permitted.  The law forbids persons from stealing the property of the Company, including cash, credit cards and other tangible and intangible assets. Any suspected incident of fraud or theft should be immediately reported for investigation. The Company’s information technology system and other technology resources may be used only for legitimate business-related communications, though occasional personal use that is professional and does not interfere with the Company’s business may be permitted.  All directors, officers and employees are prohibited from sharing their passwords, or customers’ passwords. The unauthorized use and/or disclosure of other users’ passwords is prohibited. Employees must abide by all security restrictions on all of the Company’s technology systems and resources and are prohibited from attempting to evade, disable or “crack” passwords or other security provisions or otherwise attempt to improperly access such systems or resources.

The obligation to protect the assets of the Company includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, lists of customers, data, codes, programs, methods, processes, and procedures in connection with the development and providing of the Company’s products, market research, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information, the Company’s agreements with vendors and other third parties, financial information and projections, and other commercially sensitive information which is not readily available to the public through legitimate origins, and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate policy of the Company, could be illegal and may result in civil or even criminal penalties.  The obligation to preserve confidential information continues even after employment ends. The following is a summary of the main areas of intellectual property and confidential information:

Patents are granted on inventions, such as new or improved machines, processes, computer programs, and methods of doing business. The Company strives to protect its inventions with patents. The inventions you create in the course of your employment belong to the Company.

Trademarks are distinctive symbols, words or groups of words that distinguish the products or services of a particular company from those of other companies.  Consistent and careful usage of all trademarks of the Company is imperative.

Copyrights protect original works of authorship, such as written materials, software, audio-visual works, photographs, drawings, illustrations and similar works. An employee who creates a work in the scope of his or her employment creates it as a work made for hire, thus the Company is the owner of the copyright. However, the copyright of a work rests initially with the author or authors of the work, therefore it is essential that all contracts involving work to be done for the Company by a third party secure ownership of the copyright in that work for the Company.

Confidential Information is any information that gives the Company a competitive edge in the marketplace or that would harm the Company if disclosed inappropriately.

Remember to stamp all confidential information with approved confidential and proprietary markings. You should not leave confidential information in places where it could be easily seen or found by unauthorized individuals. You should not discuss confidential information in public places where you could be overheard. Follow the required procedures for safeguarding and disposing of confidential information, rather than throwing it away in an ordinary garbage can.

Corporate Opportunities

Employees, officers and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors. No employee may use corporate property, information or position for improper personal gain, and no employee may compete with the Company directly or indirectly. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

IV. Provide Full, Fair, Accurate, Timely and Understandable Disclosure

We are committed to providing our stockholders and investors with full, fair, accurate, timely and understandable disclosure in the reports of the Company.  You must take all steps available to assist the Company in these responsibilities.  To this end, directors, officers and employees of the Company shall:

a)not make false or misleading entries in our books and records for any reason;

b)notify the Chief Financial Officer, or the equivalent person, of the Company if they become aware of an unreported or questionable transaction;

c)maintain a system of internal accounting controls that will provide reasonable assurances to management that all transactions are properly recorded;

d)prohibit the establishment of any undisclosed or unrecorded funds or assets;

e)maintain a system of internal control over financial reporting that will provide reasonable assurances to our management that material information about the Company is made known to management, particularly during the periods in which our periodic reports are being prepared; and

f)present information in a clear and orderly manner and avoid the use of unnecessary legal and financial language in the information provided to stockholders and, if applicable, our periodic reports.

V. Special Ethical Obligations for Employees with Financial Reporting Responsibilities

The CEO, Chief Financial Officer, controller, or other persons performing similar functions for the Company (collectively, the “Principal Officers”), each bear a special responsibility for promoting in integrity throughout the Company.  Furthermore, each of our

Principal Officers have specific responsibilities with respect to the financial reporting and public disclosures of the Company.  Because of this special role, our Principal Officers are bound by the following Financial Officer Code of Ethics, and each agrees that he or she will:

a)Act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interests between personal and professional relationships;

b)Comply with all applicable laws, rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies applicable to the performance of his or her duties with the Company;

c)Comply with the established accounting procedures, system of internal control over financial reporting of the Company and generally accepted accounting principles;

d)Promptly disclose to the Audit Committee any significant deficiencies in the design or operation of the internal control over financial reporting of the Company that is impacting the collection and reporting of financial data and any fraud involving management or other employees who play a significant role in the internal control over financial reporting of the Company; and

e)Provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely and understandable disclosure in reports and documents that the Company file with, or submits to, governmental agencies, including, if applicable, the Securities and Exchange Commission, and in other public communications made by the Company.

VI. We Comply With all Laws, Rules and Regulations

We are committed to full compliance with the laws and regulations of the cities, states and countries in which we operate.  We expect all of our directors, officers and employees to obey the law.  Specifically, we are committed to:

a)maintaining a safe and healthy work environment and comply with all applicable safety and health laws. As appropriate, the Company will develop, implement, review and update programs designed to comply with the Occupational Safety and Health Act’s standards;

b)promoting a workplace that is free from discrimination or harassment based on race, color, religion, sex, age, national origin, disability or other factors that are unrelated to the business interests of the Company;

c)supporting fair competition and laws prohibiting restraints of trade and other unfair trade practices;

d)conducting our activities in full compliance with all applicable environmental laws;

e)prohibiting any illegal payments, gifts or gratuities to any government or government employee.  All directors, officers and employees shall refer to the Travel and Expense Policy of the Company regarding guidelines on the receipt or acceptance of gifts, entertainment or other items from vendors, customers and business partners;

f)prohibiting the unauthorized use, reproduction, or distribution of any third party’s trade secrets, copyrighted information or confidential information; and

g)complying with all applicable state and federal securities laws.

VII. Government and Third-Party Investigations

The Company may be subjected to information requests, inspections or investigations by governmental entities or private, third-party litigants. The policy of the Company is to cooperate fully with all legal and reasonable information requests, inspections or investigations, but the General Counsel is responsible for determining how the Company will respond to such actions. Individual directors, officers and employees are not authorized to respond to such actions without first consulting with the Company’s legal counsel.

All directors, officers and employees should notify the Company’s legal counsel immediately about any governmental or third-party information request, inspection, investigation, search warrant or subpoena of the Company or its personnel or customers.  All directors, officers and employees should notify the Company’s legal counsel immediately about any information request, inspection or investigation by any stock exchange or self-regulatory organization that is directed to the Company or its personnel before any information is given to the entity.

VIII. Political Activities

All directors, officers and employees shall comply with all local, state and federal laws regulating contributions to political candidates, campaigns and parties.

All directors, officers and employees are prohibited from making any contribution in the Company’s or the Operating Company’s name to any local, state or federal political candidate, campaign or party. A personal contribution to a political candidate does not violate this policy.  Directors, officers and employees may not seek reimbursement from the Company for political contributions previously made to any local, state, or federal political candidate, campaign or party.  Directors, officers and employees are prohibited from using the Company or the Operating Company for political purposes. Casual visits to the Company or the Operating Company by political figures do not violate this policy.  Directors, officers and employees should obtain written approval of the General Counsel before establishing any state or federal political action committee.

The Company and the Operating Company in no way seek to discourage any person from participating on an individual basis in political activities on the person’s own time. No director, officer or employee, however, may use the Company’s or the Operating Company’s name in connection with individual political activities, except if the employee is required by law to identify where he or she is employed in connection with a permitted transaction.

IX. Money Laundering

People involved in criminal activities such as drug trafficking, fraud, smuggling, organized crime and others, may try to “launder” the proceeds of their crimes. This is attempted by structuring transactions or using other methods to move their money through various financial systems or institutions around the world to hide the origin of the money, making their funds appear legitimate. Instead of attempting to “clean” illegal funds, terrorists may use legally obtained money, such as charitable contributions, and transform them into funds used for terrorist activities.

The Company takes a strong stance against the practice of money laundering and takes all reasonable measures to prevent its services from being used for illegal purposes. If there is any concern about the reputation, integrity or source of funds of a customer or business associate, the Company will not conduct business with that person or business.

X. Foreign Corrupt Practices Act Compliance

The Foreign Corrupt Practices Act (the “FCPA”) makes it a crime for U.S. company and individuals to make payments to foreign officials to influence a foreign official’s acts or decisions or to induce a foreign official to act in violation of a lawful duty in order to obtain or retain business or secure improper advantage.   All directors, officers and employees shall adhere to the FCPA.

Directors, officers and employees should not pay money or give anything of value to any member of a public international organization or foreign government, political party or candidate for the purpose of obtaining or retaining business or to secure any improper advantage. Directors, officers and employees should not make payments to officials of foreign governments in order to get them to take routine actions, unless such payments are approved in advance by the Company’s legal counsel. All directors, officers and employees must truthfully and completely disclose in writing any payments made to foreign officials.

XI. Compliance Procedures; Reporting Violations; and Effect of Violations

Compliance with this Code, first and foremost, is the individual responsibility of every director, officer and employee. We attempt to foster a work environment in which ethical issues and concerns may be raised and discussed with supervisors or with others without the fear of retribution.  It is our responsibility to provide a system of reporting and access when you wish to report a suspected violation, or to seek counseling, and the normal chain of command cannot, for whatever reason, be used.

Administration

Our Board of Directors and Audit Committee have established the standards of business conduct contained in this Code and oversee compliance with this Code.  This Code will be included in the orientation of new employees and provided to existing directors, officers and employees on an on-going basis.

Reporting Violations and Questions

Directors, officers and employees must promptly report, in person or in writing, any known or suspected violations of laws, governmental regulations or this Code to the Board of Directors of the Company at  [:  www.MySafeWorkplace.com or 1-800-461-9330 do you want to delete this or provide a means of contacting the board?].  If you are concerned about maintaining anonymity, the above contacts are in accordance with the Company’s whistle-blower policy, send correspondence to the above contacts will maintain anonymity.  Any questions or violation reports will be addressed immediately and seriously.

No Retaliation

We will not allow any retaliation against a director, officer or employee who acts in good faith in reporting any violation.  All reports will be treated confidentially to every extent possible.

Internal Investigation

When an alleged violation of this Code is reported, we shall take prompt and appropriate action in accordance with the law and regulations otherwise consistent with good business practices.  If the suspected violation appears to involve either a possible violation of law or an issue of significant corporate interest, or if the report involves a complaint or concern of any person, whether employee, a stockholder or other interested person regarding the Company’s financial disclosure, internal accounting controls, questionable auditing or accounting matters or practices or other issues relating to our accounting or auditing, then the investigator should immediately notify the Chairman of the Audit Committee.  Additionally, if a suspected violation involves any director or executive officer or if the suspected violation concerns any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s internal controls, the investigator, or any person who received such report should immediately report the alleged violation to the Chairman of the Audit Committee.  The Chairman of the Audit Committee or outside legal counsel, as applicable, shall assess the situation and determine the appropriate course of action. At a point in the process consistent with the need not to compromise the investigation, a person who is suspected of a violation shall be apprised of the alleged violation and shall have an opportunity to provide a response to the investigator.

Retention of Reports and Complaints

All reports or complaints made to or received by the Audit Committee shall be logged into a record maintained for a period of five (5) years.

Consequences of a Violation

Directors, officers and employees that violate any laws, governmental regulations or this Code will face appropriate, case specific disciplinary action, which may include demotion or immediate discharge.

At Will Employment

Nothing in this Code shall confer upon employees any right to continue in the employment of the Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any parent or subsidiary of the Company employing or retaining the employee) or of the employee, which rights are hereby expressly reserved by each, to terminate employee’s service with the Company at any time for any reason, with or without cause.

XII. Compliance Procedures; Reporting Violations; and Effect of Violations

Any waiver of this Code for executive officers or directors may be made only by the Board of Directors and will be promptly disclosed as required by any applicable law or stock exchange regulations.